Exhibit 99.1
Contact:	Richard J. Lieb, Chief Financial Officer Greenhill & Co., Inc. (212) 389-1800
For Immediate Release
GREENHILL & CO. REPORTS FIRST QUARTER
EARNINGS PER SHARE OF $0.47
•	Quarterly advisory revenue of $65.1 million; highest quarterly advisory revenue since first quarter 2008

•	Pre-tax profit margin remained strong at 36%

•	Announced the formation of the Financing Advisory and Restructuring Group in New York and London with the addition of 2 Managing Directors to our existing restructuring team

•	Recruited Managing Directors focused on the banking sector and the infrastructure sector

•	Recruited Managing Director focused on gaming, lodging and leisure industry to open Los Angeles office

•	Recruited Senior Advisors for our San Francisco and London offices
NEW YORK, April 23, 2009 — Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $61.8 million and net income of $13.7 million for the quarter ended March 31, 2009. Diluted earnings per share were $0.47 per share for the quarter.
The Firm’s first quarter revenues compare with revenues of $75.4 million for the first quarter of 2008, which represents a decrease of $13.6 million or 18%. The Firm’s first quarter net income and diluted earnings per share in 2009 compare with net income of $19.2 million and diluted earnings per share of $0.68 per share in the first quarter of 2008, which represents decreases of 28% and 31%, respectively.

The Firm’s quarterly revenues and net income can fluctuate materially depending on the number and size of completed transactions on which it advised, the number and size of merchant banking gains (or losses) and other factors. Accordingly, the revenues and net income in any particular quarter may not be indicative of future results.
“We are off to a good start in 2009 in the face of what has continued to be a difficult environment. We had our highest quarterly advisory revenue since a year ago, and the tone of our advisory business is good. For confidentiality or other reasons, an increasing portion of our advisory revenue is coming from assignments that are not evidenced by publicly announced, completed transactions where our role is disclosed. Regardless of whether assignments are disclosed or not, or whether they lead to near term announced transactions, the important thing is that we continue to add major companies throughout the world to the roster of clients that see us as their trusted advisor,” Robert F. Greenhill, Chairman, said.
“Each of the three areas of our Financial Advisory business is seeing a good level of activity, although obviously considerable near term uncertainty remains in the market and economy. We have seen a recent increase in new M&A assignments, some of which relate to financial distress but many others are simply strategic transactions in consolidating industries. We believe that the turmoil at our major competitors, an increasing concern by CEOs and Boards of Directors with conflicts of interest, and our increased geographic and industry sector breadth are all contributing to our level of M&A activity relative to what the market may be seeing generally. Our Financing Advisory & Restructuring team has seen a substantial increase in activity in recent months, and we expect that trend to continue as more companies face financing and/or restructuring challenges. Finally, our Fund Placement Advisory team that joined us less than a year ago has now developed a substantial backlog of attractive assignments, as even long established fund groups increasingly conclude that they would benefit from assistance in raising their next funds,” Scott L. Bok, Co-Chief Executive Officer, added.
“We have continued to show steadfast discipline in terms of controlling costs and focusing on profitability. Our non-compensation costs were up only slightly versus their level a year ago in absolute terms, continuing the favorable trend we showed last year. Meanwhile, our compensation ratio has remained at a level that is highly beneficial to our shareholders despite significant recruitment of new managing directors. Our ability in the last several quarters to compensate a large number of new senior recruits within our historic aggregate compensation parameters has essentially eliminated the up front cost to shareholders that is often associated with such recruiting drives. This puts us in a position to continue to take advantage of what we see as a historic opportunity to attract senior talent from our large competitors. Indeed, that opportunity has improved even further since the beginning of the year, and we expect it to remain in place for some time to come as the financial services industry continues to evolve in response to recent challenges,” Simon A. Borrows, Co-Chief Executive Officer, said.

Revenues
Revenues by Source
The following provides a breakdown of total revenues by source for the three month period ended March 31, 2009 and 2008, respectively:

	For the Three Months Ended
	March 31, 2009		March 31, 2008
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Financial advisory fees	$65.1	NM	$69.5	92%
Merchant banking & other revenue	(3.3)	NM	5.9	8%

Total revenues	$61.8	100%	$75.4	100%
Financial Advisory Revenues
Financial advisory revenues were $65.1 million in the first quarter of 2009 compared to $69.5 million in the first quarter of 2008, which represents a decrease of 6%.
Completed assignments in the first quarter of 2009 included:
•	The acquisition by Roche Holding Ltd., of the outstanding publicly held interest in Genentech, Inc; and

•	The sale by TUI AG of its shipping division Hapag-Lloyd AG to ‘Albert Ballin’ Holding GmbH & Co. KG.
The slight decrease in our financial advisory fees in the first quarter of 2009 as compared to the same period in 2008 reflected the completion of fewer assignments. The Firm also recognized significant advisory revenue during the quarter from certain strategic advisory assignments, which were not publicly announced, as well as retainer fee revenue from our Financing Advisory & Restructuring Group.
The Firm announced in the first quarter of 2009 the recruitment of Kirk Wilson (former Vice Chairman and senior member of Morgan Stanley’s Financial Institutions Group) as a Managing Director based in New York and Robert Collins (former Managing Director and Head of Infrastructure Investment Banking for the Americas at Morgan Stanley) as a Managing Director to join our Chicago office, as well as James Stewart (former Managing Director, Real Estate, Lodging and Leisure at UBS) to open our Los Angeles office.
The Firm also announced in the first quarter the formation of the Financing Advisory & Restructuring Group in New York and London with the addition of Ken Goldsbrough (former Managing Director and Head of Media, Communications & Entertainment at GE Capital) as a Managing Director in London and Andrew Kramer (former Head of Restructuring for the Americas at UBS) as a Managing Director in New York.

In addition, the Firm announced the recruitment of Kenneth Goldman as a Senior Advisor focused on strategic advisory activities with technology companies in Silicon Valley and John Paynter as a Senior Advisor in London focused on expanding the Firm’s European advisory services.
Merchant Banking & Other Revenues
The following table sets forth additional information relating to our merchant banking fund management and other income:

	For The Three Months
	Ended March 31,
	2009	2008
	(in millions, unaudited)
Management fees	$4.5	$5.0
Net realized and unrealized gains (losses) on investments in merchant banking funds	(7.1)	1.2
Net realized and unrealized merchant banking profit overrides	(0.3)	(1.1)
Other realized and unrealized investment income (loss)	(0.4)	(0.6)
Interest income	—	1.4

Total merchant banking & other revenues	$(3.3)	$5.9
The Firm recorded negative $(3.3) million in merchant banking fund management and other revenues in the first quarter of 2009 compared to revenues of $5.9 million in the first quarter of 2008. This decrease principally resulted from a decline in the fair market value of our merchant banking funds, lower interest earned on cash balances and a reduction in management fee revenue from our European fund due to the foreign currency translation adjustment. During the first quarter of 2009 our merchant banking funds (and the Firm) recognized gains from five (5) of our portfolio companies and recorded losses on nine (9) of our portfolio companies.
At March 31, 2009, the Firm had principal investments of $104.8 million. Of that amount, 17% of our investments related to the energy sector, 27% to the financial services sector and 56% to other industry sectors. We held approximately 97% of our total principal investments in North American companies, with the remainder in European companies. Our investments in companies that have become publicly traded after we first invested in them represented 25% of our total investments.
In terms of new investment activity during the first quarter of 2009, our funds invested $9.3 million, 13% of which was Firm capital. In the same period in 2008, our funds invested $13.7 million, 10% of which was Firm capital.

Expenses
Operating Expenses
Our total operating expenses for the first quarter of 2009 were $39.4 million, which compares to $45.4 million of total operating expenses for the first quarter of 2008. This represents a decrease in total operating expenses of $6.0 million or 13%, reflecting principally a decrease in compensation expense and is described in more detail below. The pre-tax income margin was 36% in the first quarter of 2009 compared to 40% for the first quarter of 2008.
The following table sets forth information relating to our operating expenses, which are reported net of reimbursements:

	For The Three Months
	Ended March 31,
	2009	2008
	(in millions, unaudited)
Employee compensation & benefits expense	$28.4	$34.7
% of revenues	46%	46%

Non-compensation expense	11.0	10.7
% of revenues	18%	14%

Total operating expense	39.4	45.4
% of revenues	64%	60%
Total income before tax	22.4	30.0
Pre-tax income margin	36%	40%
Compensation and Benefits Expenses
Our employee compensation and benefits expenses in the first quarter of 2009 were $28.4 million, which reflects a 46% ratio of compensation to revenues. This amount compares to $34.7 million for the three months ended March 31, 2008, which also reflected a 46% ratio of compensation to revenues. The decrease of $6.3 million or 18% is due to the lower level of revenues in the first quarter of 2009 compared to the comparable period in 2008.
Our compensation expense is generally based upon revenue and can fluctuate materially in any particular quarter depending upon the amount of revenue recognized as well as other factors. Accordingly, the amount of compensation expense recognized in any particular quarter may not be indicative of compensation expense in a future period.
Non-Compensation Expenses
Our non-compensation expenses were $11.0 million in the first quarter of 2009, which compared to $10.7 million in the first quarter of 2008, representing an increase of 3%. The increase is principally related the incurrence of professional fees attributable to an advisory engagement and the absence of foreign currency gains in the first quarter of 2009 as compared to the first quarter of 2008, partially offset by decreased interest expense due to lower average borrowings outstanding and lower borrowing rates.
Non-compensation expenses as a percentage of revenue in the three months ended March 31, 2009 were 18% as compared to 14% for the three months ended March 31, 2008. The increase in non-compensation expenses as a percentage of revenue in the first quarter of 2009 as compared to the same period in 2008 reflects a slightly higher amount of non-compensation expenses spread over lower revenue.
The Firm’s non-compensation expenses as a percentage of revenue can vary as a result of a variety of factors including fluctuation in revenue amounts, the amount of recruiting and business development activity, the amount of reimbursement of engagement-related expenses by clients, the amount of short term borrowings, interest rate and currency movements and other factors. Accordingly, the non-compensation expenses as a percentage of revenue in any particular period may not be indicative of the non-compensation expenses as a percentage of revenue in future periods.
Provision for Income Taxes
The provision for taxes in the first quarter of 2009 was $8.7 million, which reflects an effective tax rate of approximately 39%. This compares to a provision for taxes in the first quarter of 2008 of $10.9 million based on an effective tax rate of approximately 36% for the period. The decrease in the provision for taxes is due to the lower pre-tax income in the period partially offset by a higher effective tax rate resulting from a greater proportion of our pre-tax income being earned in higher tax rate jurisdictions during the period.
The effective tax rate can fluctuate as a result of variations in the relative amounts of advisory and merchant banking income earned in the tax jurisdictions in which the Firm operates and invests. Accordingly, the effective tax rate in any particular quarter may not be indicative of the effective tax rate in future periods.
Liquidity and Capital Resources
As of March 31, 2009, our cash totaled $42.3 million, our investments totaled $104.8 million and we had $49.4 million in debt.
We had total commitments (not reflected on our balance sheet) relating to future investments in our merchant banking activities, of $47.2 million as of March 31, 2009. These commitments are expected to be drawn on from time to time over a period of up to five years from the relevant commitment dates of each fund.

Dividend
The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.45 per share to be paid on June 10, 2009 to common stockholders of record on May 27, 2009.
Greenhill & Co., Inc. is a leading independent investment bank that provides financial advice on significant mergers, acquisitions and restructurings; assists private funds in raising capital from investors; and manages merchant banking funds. It acts for clients located throughout the world from its offices in New York, London, Frankfurt, Toronto, Tokyo, Chicago, Dallas, San Francisco, and will shortly open an office in Los Angeles.
Cautionary Note Regarding Forward-Looking Statements
The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to, those discussed in our Report on Form 10-K under the caption “Risk Factors”.

Greenhill & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended
	March 31,
	2009	2008
Revenues
Financial advisory fees	$65,144,694	$69,449,395
Merchant banking revenue	(3,390,755)	4,530,815
Interest income	72,740	1,400,175

Total revenues	61,826,679	75,380,385

Expenses
Employee compensation and benefits	28,440,274	34,674,978
Occupancy and equipment rental	2,549,996	2,614,948
Depreciation and amortization	1,153,761	1,105,821
Information services	1,489,606	1,733,482
Professional fees	1,432,116	924,299
Travel related expenses	1,911,687	1,946,894
Interest expense	353,646	1,156,186
Other operating expenses	2,100,504	1,192,062

Total expenses	39,431,590	45,348,670

Income before taxes	22,395,089	30,031,715

Provision for taxes	8,676,617	10,869,653

Consolidated net income	$13,718,472	$19,162,062

Net income (loss) allocated to non-controlling interests	$(179,643)	$(50,199)
Net income allocated to common shareholders	$13,898,115	$19,212,261

Average shares outstanding:
Basic	29,404,027	28,116,288
Diluted	29,457,672	28,190,108
Earnings per share:
Basic	$0.47	$0.68
Diluted	$0.47	$0.68
Dividends declared and paid per share:	$0.45	$0.45